EXHIBIT 10.1 (a)
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of September 26, 2006 (this “Amendment”), is by and among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, the “Borrower”), the Guarantor signatory hereto, the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer (the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Amended and Restated Credit Agreement dated as of May 5, 2005 (the “Existing Credit Agreement”);
     WHEREAS, the Borrower has requested that certain provisions of the Existing Credit Agreement be amended; and
     WHEREAS, the parties have agreed to amend the Existing Credit Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
PART 1
DEFINITIONS
     SUBPART 1.1. Certain Definitions. The following terms used in this Amendment, including its preamble and recitals, have the following meanings:
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Amendment No. 1 Effective Date” has the meaning ascribed to it in the first paragraph of Part 3 hereof.
     SUBPART 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, shall have the meanings provided in Subpart 2.1 hereof and the Amended Credit Agreement assuming the occurrence of the Amendment No. 1 Effective Date.

PART 2
AMENDMENTS TO EXISTING CREDIT AGREEMENT
     Effective on (and subject to the occurrence of) the Amendment No. 1 Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 2. Except as so amended, the Existing Credit Agreement and all other Loan Documents shall continue in full force and effect.
     SUBPART 2.1. Addition of New Defined Terms in Section 1.01. Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:
     “Amendment No. 1 Effective Date” means September 26, 2006.
     “Cash Settlement Agreement” means collectively any of the Cash Management and Intercreditor Agreements, dated as of or after the Amendment No. 1 Effective Date, by and among the Borrower, Finco, Bank of America, N.A. as collateral agent, the Administrative Agent, and the agent for the Receivables Financier governing, inter alia, the allocation, reconciliation and remittance of cash receipts received by or on behalf of the Borrower in respect of any Transferred Assets.
     “Commitment Compensation” means, as of the date of any reduction in the Aggregate Revolving Commitments pursuant to Section 2.05, an amount equal to the sum of (a) 3% of the Reduction Amount, plus (b) the commitment fees which would otherwise become due on such Reduction Amount pursuant to Section 2.08(a) through the period ending on the 180th day after the Amendment No. 1 Effective Date (excluding accrued but unpaid commitment fees).
     “Contribution Agreement” means the Contribution and Sale Agreement, dated as of September 26, 2006, by and between the Borrower and Finco, as such agreement may be amended, modified or supplemented from time to time.
     “Double Insert Line TMC Facility” means a Qualified TMC Facility consisting of two (2) insert lines (coupled with the related backup line).
     “Finco” means American Color Graphics Finance, LLC, a single-member Delaware limited liability company, which is wholly-owned by the Borrower.
     “Incremental Insert Line” means an additional insert line added at any Double Insert Line TMC Facility, the operations for such Incremental Insert Line being fully supported by a valid and binding long-term agreement between the Borrower and a major customer.
     “Interest Compensation” means, with respect to any Term Loan on any date of prepayment, an amount equal to the sum of (a) 3.0% of the principal amount of such Term Loan prepaid, plus (b) the present value at the date of such prepayment of all required interest payments due on such Loan through the 180th day after the Amendment No. 1 Effective Date (excluding accrued but unpaid interest to the date of such prepayment and applying the interest rate then applicable to Eurodollar Rate Loans, giving effect to any increases in the Applicable Rate which have occurred through the date of such prepayment) discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a per annum rate equal to such then applicable interest rate for Eurodollar Rate Loans.
     “Permitted Receivables Financing” means (i) the transactions evidenced by and effected pursuant to, among other related documents, the Contribution Agreement, the Servicing Agreement, and that certain Credit Agreement by and among Finco, the Receivables Financier, and Bank of America, N.A. as agent for the Receivables Financier, as such agreement may be amended, modified or supplemented from time to time, or (ii) any replacement transactions which refinance or are otherwise substituted for such foregoing transactions; provided that, with respect to any such replacement facilities, (A) the structure and terms of, and the documentation for, any such replacement facilities shall be reasonably acceptable to the Required Lenders, (B) such facilities shall not involve any recourse to any Loan Party for any reason other than repurchases of ineligible receivables or indemnifications for losses other than credit losses related to the receivables, (C) such facilities shall not include any Guarantee by any Loan Party, and (D) the documentation for such replacement facilities shall not be amended or modified without the prior written approval of the Required Lenders, which approval shall not be unreasonably withheld.
     “Qualified TMC Facility” means the facility located at Dayton, New Jersey and any other plant or facility (i) leased or acquired by the Borrower after the Amendment No. 1 Effective Date, (ii) which is not located on or at a pre-existing facility owned or operated by the Borrower as of the Amendment No. 1 Effective Date, and (iii) for which the operations are fully supported by a valid and binding long-term agreement between the Borrower and a major customer.
     “Receivables Borrowing Base Certificate” means that certain report completed and delivered by Finco to the Receivables Financier no less frequently than on a weekly basis certifying, among other things, the amount of accounts receivable owned by Finco.
     “Receivables Financier” means collectively the financial institutions or other parties (together with their administrative agent and their respective successors and assigns) extending credit facilities to Finco in connection with the Permitted Receivables Financing.
     “Reduction Amount” means, in respect of any reduction of the Aggregate Revolving Commitments pursuant to Section 2.05(a) or in connection with a mandatory prepayment pursuant to Section 2.04(b)(iii), Section 2.04(b)(iv), or Section 2.04(b)(v), the amount of the Aggregate Revolving Commitment reduced thereby.
     “Servicing Agreement” means the Servicing Agreement, dated as of September 26, 2006, by and among the Borrower, as servicer, Finco, and Bank of America, N.A. as agent for the Receivables Financier, as such agreement may be amended, modified or supplemented from time to time.
     “Single Insert Line TMC Facility” means a Qualified TMC Facility consisting of a single insert line (coupled with a related backup line).
     “TMC Capital Expenditures” means capital expenditures (as determined under GAAP) of the Loan Parties made in connection with a Qualified TMC Facility.

     “Transferred Assets” means any accounts receivable of the Borrower, and other property interests related thereto and the right to collections thereon, which are sold, transferred or otherwise conveyed by Borrower to Finco pursuant to the terms and conditions of the Permitted Receivables Financing.
     SUBPART 2.2. Amendment of Existing Defined Terms in Section 1.01. Section 1.01 of the Existing Credit Agreement is hereby further amended in the following respects:
     (a) The definition of “Applicable Rate” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Applicable Rate” means (a) with respect to Eurodollar Rate Loans and Letter of Credit Fees for Letters of Credit, 5.50% per annum and (b) with respect to Base Rate Loans, 4.50% per annum; provided, however, that in the event that the Borrower delivers a written notice pursuant to section 7.02(k) hereof indicating that Finco’s outstanding gross accounts receivable for print and pre-media (before any reduction for ineligible receivables), as reported on the Receivables Borrowing Base Certificate at any time, exceed $10 million but are less than $20 million in the aggregate, then the Applicable Rate for Eurodollar Rate Loans and Letter of Credit Fees shall thereafter increase to 5.75% per annum and the Applicable Rate for Base Rate Loans shall increase to 4.75% per annum; provided, further, that in the event the Borrower delivers a written notice pursuant to section 7.02(k) hereof indicating that outstanding gross accounts receivable for print and pre-media (before any reduction for ineligible receivables), as reported on the Receivables Borrowing Base Certificate at any time, equals or exceeds $20 million at any time in the aggregate, then the Applicable Rate for Eurodollar Rate Loans and Letter of Credit Fees shall thereafter increase to 6.00% per annum and the Applicable Rate for Base Rate Loans shall increase to 5.00% per annum. Any such increase in the Applicable Rate shall become effective as of the first Business Day after the date of the Receivables Borrowing Base Certificate showing that Finco’s outstanding accounts receivable have surpassed the relevant $10 million or $20 million threshold amount. Increases in the Applicable Rate shall be irrevocable; no downward adjustment in the Applicable Rate shall be made in the event that the outstanding accounts receivable owned by Finco and reported on the Receivables Borrowing Base Certificate subsequently fall below the particular $10 million or $20 million threshold amount.
     (b) The definition of “Consolidated Interest Charges” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Consolidated Interest Charges” means for any period for the Loan Parties on a consolidated basis, the sum of all interest, premium payments, amortization or write-off of deferred financing costs, debt discount, fees, charges and related expenses of the Loan Parties in connection with borrowed money (including capitalized interest, the interest component under Capital Leases and the implied interest component of Synthetic Lease Obligations or under the Permitted Receivables Financing) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP.

     (c) The definition of “Consolidated Scheduled Funded Debt Payments” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Consolidated Scheduled Funded Debt Payments” means, for any period, for the Loan Parties on a consolidated basis, the sum of all scheduled payments of principal on funded Indebtedness, including without limitation any Indebtedness arising under the Permitted Receivables Financing, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments during the applicable period, (b) shall be deemed to include the portion of all scheduled payments that represent reductions of Attributable Indebtedness in respect of Capital Leases, Synthetic Lease Obligations (including the amount payable as the “buyout” price at the end of the term thereof), and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.04.
     (d) The definition of “Default” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of a stated grace period, or both, would be an Event of Default. It is understood and agreed that (a) the institution of any proceeding under any Debtor Relief Law relating to any Loan Party or to all or any material part of its Property without the consent of such Person shall constitute an immediate Default, and (b) the occurrence and continuance of any default under the Permitted Receivables Financing, including without limitation under the Contribution Agreement or the Servicing Agreement, shall constitute an immediate Default.
     (e) The definition of “Excluded Disposition” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Excluded Disposition” means, with respect to any Loan Party, any Disposition consisting of (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of such Loan Party’s business; (b) the sale, lease, license, transfer or other disposition of machinery, equipment or other Property no longer used or useful in the conduct of such Loan Party’s business in an aggregate amount not to exceed (i) $1,000,000 during any fiscal year and (ii) $4,000,000 during the term of this Agreement; (c) any sale lease, license, transfer or other disposition of Property by such Loan Party to any Loan Party; (d) any Involuntary Disposition by such Loan Party; (e) leases or subleases granted to others not interfering in any material respect with the business of any Loan Party; (f) the granting of easements, rights-of-way, restrictions and other similar encumbrances permitted by Section 8.01(g); or (g) the sale, transfer, or other Disposition by the Borrower of Transferred Assets to Finco pursuant to the terms and conditions of the Permitted Receivables Financing, subject to compliance with Section 8.20.

     (f) The definition of “Restricted Payment” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended by (i) replacing the period at the end of the definition with a semi-colon, and (ii) adding thereafter the following proviso:
     “provided, however, that, for the avoidance of doubt, the sale, transfer, contribution or other conveyance of Transferred Assets by the Borrower to Finco, pursuant to and in connection with the Permitted Receivables Financing, shall not constitute Restricted Payments for the purposes of this Agreement.”
     (g) The definition of “Subsidiary” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified herein, (i) all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower, and (ii) Finco shall not be treated as a Subsidiary of the Borrower for the purposes of this Agreement; provided, however, that Finco shall be treated as a consolidated subsidiary of the Borrower in connection with any financial statements or other financial information of the Borrower required to be prepared or computed on a consolidated basis in accordance with GAAP.
     (h) The definition of “Treasury Management Agreement” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended to read in its entirety as follows:
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services provided to the Loan Parties as of the Amendment No. 1 Effective Date (or subsequently approved, upon request of the Borrower, by the Agent and the Required Lenders), including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, and reporting and trade finance services.
     SUBPART 2.3. Section 2.04(c) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (c) Prepayment Compensation. As a result of the impracticability and difficulty of ascertaining and quantifying actual damages to the Lenders caused by early prepayments of the Term Loan and by mutual agreement of the Administrative Agent, the Lenders and the Loan Parties as to a reasonable approximation of the damages to the Lenders as a result of such early prepayment, all prepayments of the Term Loan that are made pursuant to Section 2.04(a) or Section 2.04(b)(iii), Section 2.04(b)(iv) or Section 2.04(b)(v) shall be accompanied by compensation to the Lenders determined as follows:

     (i) if such prepayment occurs on or prior to the date that is 180 days after the Amendment No. 1 Effective Date, such prepayment shall be accompanied by Interest Compensation on the principal amount of the Term Loan so prepaid; otherwise,
     (ii) (A) in the case of any such prepayment during the period beginning on the date that is 181 days after the Amendment No. 1 Effective Date and ending on the date that is 365 days after the Amendment No. 1 Effective Date, the principal amount of such prepayment multiplied by 3%, (B) in the case of any such prepayment made during the period beginning on the date that is 366 days after the Amendment No. 1 Effective Date and ending on the date that is 540 days after the Amendment No. 1 Effective Date, the principal amount of such prepayment multiplied by 2%, (C) in the case of any such prepayment made during the period beginning on the date that is 541 days after the Amendment No. 1 Effective Date and ending on the date that is 730 days after the Amendment No. 1 Effective Date, the principal amount of such prepayment multiplied by 1%, and (D) no such compensation, in the case of any such prepayment made after that date that is 730 days after the Amendment No. 1 Effective Date.
Notwithstanding the foregoing, if the unpaid principal amount of the Term Loan and all interest and other amounts in respect thereof shall become due and payable prior to the scheduled maturity of such amounts for any reason under Section 9.02, then the Lenders shall be entitled to the compensation as calculated in Section 2.04(c)(i) or (ii), as of the date such amounts become due and payable under Section 9.02. Any prepayment compensation payable pursuant to this Section 2.04(c) shall be presumed to be the amount of damages suffered by the Lenders as a result of the early prepayment of the Term Loan and each Loan Party agrees that it is reasonable under the existing circumstances. All compensation payable pursuant to this Section 2.04(c) shall constitute Obligations.
     SUBPART 2.4. Section 2.05(c) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (c) Commitment Reduction Compensation. As a result of the impracticability and difficulty of ascertaining and quantifying actual damages to the Lenders caused by early reductions of the Aggregate Revolving Commitments and by mutual agreement of the Administrative Agent, the Lenders and the Loan Parties as to a reasonable approximation of the damages to the Lenders as a result of such early reductions, all reductions of the Aggregate Revolving Commitments that are made pursuant to Section 2.05(a) or in connection with a mandatory prepayment made pursuant to Section 2.04(b)(iii), Section 2.04(b)(iv) or Section 2.04(b)(v) shall be accompanied by compensation to the Lenders determined as follows:
     (i) if such early reduction occurs within 180 days after the Amendment No. 1 Effective Date, such reduction shall be accompanied by Commitment Compensation on the Reduction Amount; otherwise,
     (ii) (A) the Reduction Amount multiplied by 3%, in the case of any such reduction occurring during the period beginning on the date that is 181 days after the Amendment No. 1 Effective Date and ending on the date that is 365 days after the

Amendment No. 1 Effective Date, (B) the Reduction Amount multiplied by 2%, in the case of any such reduction made during the period beginning on the date that is 366 days after the Amendment No. 1 Effective Date and ending on the date that is 540 days after the Amendment No. 1 Effective Date, (C) the Reduction Amount multiplied by 1%, in the case of any such reduction occurring during the period beginning on the date that is 541 days after the Amendment No. 1 Effective Date and ending on the date that is 730 days after the Amendment No. 1 Effective Date, and (D) no such compensation, in the case of any such commitment reduction made after that date that is 730 days after the Amendment No. 1 Effective Date.
Notwithstanding the foregoing, if the Aggregate Revolving Commitments shall be terminated and the unpaid principal amount of the Revolving Loans and all interest and other amounts in respect thereof shall become due and payable prior to the scheduled maturity of such amounts for any reason under Section 9.02, then the Lenders shall be entitled to the compensation as calculated in Section 2.05(c)(i) or (ii), as of the date that such amounts become due and payable under Section 9.02. Any commitment reduction compensation payable pursuant to this Section 2.05(c) shall be presumed to be the amount of damages suffered by the Lenders as a result of the early reduction of the Aggregate Revolving Commitments and each Loan Party agrees that it is reasonable under the existing circumstances.
     SUBPART 2.5. Section 6.13 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
          6.13 Capital Structure/Subsidiaries.
     The corporate capital and ownership structure of the Loan Parties and Finco, as of the Amendment No. 1 Effective Date, is as described in Schedule 6.13(a). Set forth on Schedule 6.13(b) is a complete and accurate list, as of the Amendment No. 1 Effective Date, with respect to each of the Loan Parties and Finco of (i) jurisdiction of organization, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Loan Parties and Finco and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Amendment No. 1 Effective Date. The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and is owned by the Loan Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b), free and clear of all Liens (other than those arising under or contemplated in connection with the Loan Documents). Other than as set forth in Schedule 6.13(b), none of the Loan Parties nor Finco has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to its Capital Stock.
     SUBPART 2.6. Section 7.01 of the Existing Credit Agreement is hereby amended by adding the following two sentences as a new paragraph following the paragraph that currently follows subsection 7.01(c):

     Any consolidating balance sheet or consolidating statement of income or operations furnished under this Section 7.01 shall show unconsolidated information for the Parent, on the one hand, and the Borrower and its consolidated subsidiaries on the other hand, and shall not need to show separately consolidating information for the Borrower and any of its consolidated subsidiaries. Such unconsolidated financial information for the Borrower and its consolidated subsidiaries shall also include the information described on Schedule 7.01.
     SUBPART 2.7. Section 7.02 of the Existing Credit Agreement is hereby amended by restating subsections (f) and (i) in their entirety to read as set forth below, striking the word “and” at the end of subsection 7.02(i), replacing the period at the end of subsection 7.02(j) with a semi-colon and the word “and”, and adding new subsection (k) reading in its entirety as set forth below:
     (f) promptly upon receipt by a Loan Party of any detailed written report, “management letters” or other written recommendation submitted by independent accountants to such Loan Party in connection with any annual audit or special audit of the books of any Loan Party (in each case citing a material weakness in the internal controls of any Loan Party), notice of receipt thereof, and a copy of each such written report or “management letter” unless (i) such Loan Party has been informed by such independent accountants that delivery thereof to the Administrative Agent or the Lenders is not permitted by generally applicable policies of such independent accountants, and (ii) such information is not being delivered to any other lenders or creditors of any Loan Party;
     (i) within one (1) Business Day after delivery thereof by the Borrower or Finco to the Receivables Financier, a copy of each “Borrowing Base Certificate” and “Monthly Servicing Report” delivered pursuant to Sections 3.1(a) and 3.1(b), respectively, of the Servicing Agreement.
     (k) within one (1) Business Day after delivery by the Borrower or Finco to the Receivables Financier of a Receivables Borrowing Base Certificate (i) showing outstanding gross accounts receivable for print and pre-media (before any reduction for ineligible receivables) exceeding $10 million but less than $20 million in the aggregate, written notice to the Administrative Agent stating that the threshold for the initial adjustment in the Applicable Rate has occurred, thereby entitling the Administrative Agent to reset the Applicable Rate, and (ii) showing outstanding gross accounts receivable for print and pre-media (before any reduction for ineligible receivables) exceeding $20 million in the aggregate, written notice to the Administrative Agent stating that the threshold for an additional adjustment in the Applicable Rate has occurred, thereby entitling the Administrative Agent to further reset the Applicable Rate.
     SUBPART 2.8. Section 7.13(a) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (a) Capital Stock. Cause 100% of the issued and outstanding Capital Stock of the Borrower, of each Subsidiary of the Borrower, and of Finco to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

     SUBPART 2.9. Section 8.01 of the Existing Credit Agreement is hereby amended by (i) striking the word “and” after the semi-colon in subsection 8.01(q), (ii) changing the period at the end of subsection 8.01(r) to a semi-colon followed by the word “and”, and (iii) adding a new subsection 8.01(s) reading in its entirety as follows:
     (s) Liens in favor of Finco or the Receivables Financier created or deemed to exist in connection with the Permitted Receivables Financing (including any related filings of any UCC financing statements) but only to the extent that such Lien relates to the applicable Transferred Assets actually sold, contributed, transferred or otherwise conveyed by the Borrower or Finco pursuant to and in connection with the Permitted Receivables Financing.
     SUBPART 2.10. Section 8.02 of the Existing Credit Agreement is hereby amended by (i) striking the word “and” after the semi-colon in subsection 8.02(j), (ii) changing the period at the end of subsection 8.02(k) to a semi-colon followed by the word “and”, and (iii) adding a new subsection 8.02(l) reading in its entirety as follows:
     (l) Investments by the Borrower in Finco pursuant to and in connection with the Permitted Receivables Financing.
     SUBPART 2.11. Section 8.03 of the Existing Credit Agreement is hereby amended by (i) striking the word “and” after the semi-colon in subsection 8.03(h), (ii) changing the period at the end of subsection 8.03(i) to a semi-colon followed by the word “and”, and (iii) adding a new subsection 8.03(j) reading in its entirety as follows:
     (j) obligations of the Borrower in connection with the Permitted Receivables Financing, to the extent such obligations constitute Indebtedness.
     SUBPART 2.12. Section 8.08 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
          8.08 Transactions with Affiliates and Insiders.
     Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party other than the Parent, (b) transfers of cash and assets to any Loan Party other than the Parent, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) transfers of Transferred Assets to Finco pursuant to the Permitted Receivables Financing and subject to and in compliance with the other terms and conditions of this Agreement, (e) reasonable compensation, benefits indemnities and reimbursement of expenses of officers and directors, (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate, (g) the grant or sale of shares, or options to purchase shares, of common Capital Stock of the Parent to directors, officers, and certain other key employees of the Parent and its Subsidiaries, and (h) other transactions with a value not exceeding (i) $100,000 individually and (ii) $1,000,000 in the aggregate during the term of this Agreement. Notwithstanding anything to the contrary in this Agreement and in addition to the other restrictions contained herein, the Loan Parties shall not enter into any transaction or series of transactions involving payments or other contributions of assets to Metalmark Capital LLC (and its Affiliates that are not portfolio Investments), whether on arms-length terms or otherwise, with a value exceeding $300,000 per fiscal year in the aggregate.
     SUBPART 2.13. Section 8.11 of the Existing Credit Agreement is hereby amended by replacing the existing matrix of the permitted First Lien Leverage Ratio with the following matrix:

	March 31	June 30	September 30	December 31
2006	N/A	N/A	2.45 to 1.00	2.40 to 1.00
2007	2.35 to 1.00	2.25 to 1.00	2.25 to 1.00	2.15 to 1.00
2008	2.15 to 1.00	2.10 to 1.00	2.10 to 1.00	2.05 to 1.00
Thereafter	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00
     SUBPART 2.14. Section 8.12 of the Existing Credit Agreement is hereby amended to read in its entirety as follows:
          8.12 Capital Expenditures.
     (a) Permit Consolidated Capital Expenditures less TMC Capital Expenditures for any fiscal year to exceed $13,000,000 during any fiscal year. To the extent that any portion of the Consolidated Capital Expenditures limitation (determined without giving effect to the operation of this sentence and without including any TMC Capital Expenditures) is not used during any fiscal year, such unused available amount may be carried forward and used during the next fiscal year only; provided, however, that with respect to any fiscal year, Consolidated Capital Expenditures (other than TMC Capital Expenditures) made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the preceding fiscal year.
     (b) Permit the TMC Capital Expenditures (i) to exceed $2.5 million per any Single Insert Line TMC Facility, $3.5 million per any Double Insert Line TMC Facility (excluding any expenditures for any Incremental Insert Line), or $1.5 million for each Incremental Insert Line, (ii) for fiscal year 2007, to exceed in the aggregate $6.0 million, (iii) for fiscal year 2008, to exceed in the aggregate $6 million, (iv) for fiscal year 2009, to exceed in the aggregate $5 million, or (v) for fiscal year 2010, to exceed in the aggregate $3 million. To the extent that any portion of the TMC Capital Expenditures limitation (determined without giving effect to the operation of this sentence) is not used during any fiscal year, such unused available amount may be carried forward and used during the next fiscal year only; provided, however, that with respect to any fiscal year, TMC Capital Expenditures made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the preceding year.
     SUBPART 2.15. The Existing Credit Agreement is further amended by adding a new Section 8.20 reading in its entirety as follows:
          8.20 Sale of Transferred Assets.
     Cause or permit the sale, transfer or other Disposition of the Transferred Assets to Finco pursuant to the Permitted Receivables Financing unless at the time of such sale, transfer or other

Disposition or within five (5) Business Days thereafter, the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations by less than $10 million.
     SUBPART 2.16. The Existing Credit Agreement is further amended by adding a new Section 8.21 reading in its entirety as follows:
          8.21 Maximum Cash Balances.
     For so long as, and at any time, that any Revolving Loans are or remain outstanding, cause or permit the aggregate balances of all cash, Cash Equivalents, deposit, savings, or money market accounts, and all similar accounts of each of the Loan Parties to exceed the amount of the Loan Parties’ issued and uncleared checks, wire transfers, ACH credits or other similar payment items made in the ordinary course of the Loan Parties’ business by more than $5 million for a period of more than two (2) consecutive Business Days.
     SUBPART 2.17. Section 9.01 of the Existing Credit Agreement is hereby amended by (i) replacing the period at the end of subsection (k) with a semi-colon, followed by the word “or”, and (ii) adding a new subsection (l) reading in its entirety as follows:
     (l) Default under Permitted Receivables Financing. There shall occur and be continuing an event of default under the Permitted Receivables Financing, including without limitation under the Contribution Agreement or the Servicing Agreement, the effect of which event of default is to cause, or to permit the Receivables Financier to cause, with the giving of notice if required, the obligations outstanding under the Permitted Receivables Financing to be demanded or to become due prior to their stated maturity.
     SUBPART 2.18. Section 9.03 of the Existing Credit Agreement is hereby amended by deleting the Fourth clause and replacing it with the following new Fourth and Fifth clauses:
     Fourth, to the payment of that portion of the Obligations arising under Treasury Management Agreements, ratably among the providers of treasury management services in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, obligations under Swap Contracts, and to Cash Collateralize the undrawn amounts of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fifth held by them;
Section 9.03 is further amended by changing the reference to “clause Fourth” in the last paragraph of Section 9.03 to read “clause Fifth.” Section 9.03 of the Existing Credit Agreement is further amended by adding, as a new paragraph immediately following the last paragraph of Section 9.03, the following sentence:
     Notwithstanding the foregoing application of funds, in the event that the Administrative Agent or the Lenders receive, directly or indirectly, Finco Remittances (as such term is defined in section 5 of the Cash Settlement Agreement), then the Administrative Agent shall reimburse the Receivables Financier in cash for such amounts from collateral proceeds or other amounts received by the Administrative Agent on account of the Obligations prior to the application of funds specified above.
     SUBPART 2.19. Section 11.06(b)(iii) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender currently holding a Revolving Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     SUBPART 2.20. Article XI of the Existing Credit Agreement is further amended by adding a new section 11.19 which reads in its entirety as follows:
     11.19 Automatic Release of Liens on Transferred Receivables. Notwithstanding any other term or condition of this Agreement or any of the Loan Documents, upon the effectiveness of any sale, transfer or other Disposition of Transferred Assets from the Borrower to Finco pursuant to the terms of the Contribution Agreement, the Lien in favor of the Administrative Agent encumbering any such Transferred Assets shall be automatically, and without further act, released; provided, further, however, that to the extent any Transferred Assets sold pursuant to the Contribution Agreement become Retransferred Receivables (as defined in the Contribution Agreement), such Retransferred Receivables shall automatically become subject to the Lien of the Administrative Agent and shall secure the repayment of the Obligations.
     SUBPART 2.21. Schedules 6.13(a) and 6.13(b) of the Existing Credit Agreement are replaced in their entirety by new Schedules 6.13(a) and 6.13(b) which are attached to this Amendment as Exhibit “A”. A new Schedule 7.01 is added to the Amended Credit Agreement in the form attached to this Amendment as Exhibit “B”.
PART 3
CONDITIONS TO EFFECTIVENESS
     This Amendment shall be and become effective as of the date hereof (the “Amendment No. 1 Effective Date”) when all of the conditions set forth in this Part 3 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “First Amendment.”
     SUBPART 3.1. Counterparts of Amendment. The Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Administrative Agent) of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Guarantors, the Required Lenders and the Administrative Agent.
     SUBPART 3.2. Corporate Action. The Borrower shall have delivered to the Administrative Agent certified copies of all corporate action taken by each Loan Party approving this Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each Loan Party adopted in respect of the transactions contemplated by this Amendment).
     SUBPART 3.3. Permitted Receivables Financing. The Administrative Agent shall have received all documentation evidencing the Permitted Receivables Financing, and the terms and conditions of such financing shall be reasonably acceptable to the Required Lenders. The Administrative Agent shall have also received a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm, addressed to the Agent and the Lenders, stating that the transactions comprising the Permitted Receivables Financing are fair to the Borrower from a financial point of view, such opinion to be reasonably acceptable in form and substance to the Administrative Agent.
     SUBPART 3.4. Legal Opinion. The Administrative Agent shall have received a favorable legal opinion, addressed to the Administrative Agent, from Gibson, Dunn & Crutcher LLP, reasonably acceptable to the Administrative Agent in form and substance, opining, among other matters, that (i) the Loan Parties’ entry into and performance under this Amendment does not contravene any obligations, covenants or restrictions applicable to the Loan Parties under the Second Lien Indenture or any other material agreement of the Loan Parties, (ii) Finco’s entry into and performance under the Permitted Receivables Financing does not contravene any obligations, covenants or restrictions applicable to the Loan Parties under the Second Lien Indenture or any other material agreement of the Loan Parties, and (iii) the Loan Parties’ execution and delivery of this Amendment has been duly authorized by all necessary corporate action.
     SUBPART 3.5. Accuracy of Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Amended Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Amendment No. 1 Effective Date (except for those representations or warranties which expressly relate to an earlier date in which case they shall be true and correct as of such earlier date).
     SUBPART 3.6. Amendment Fee. The Borrower shall have paid to the Administrative Agent an amendment fee, for the account of each Lender executing this Amendment and returning it to the Administrative Agent no later than 5:00 p.m. (New York time) on Friday, September 29, 2006, in an aggregate amount equal to the product of (i) 0.75% and (ii) the amount equal to the sum of (A) such Lender’s Revolving Commitment and (B) such Lender’s Term Loan Commitment.
     SUBPART 3.7. Other Fees and Out-of-Pocket Costs. The Borrower shall have paid any and all reasonable out-of-pocket costs (to the extent invoiced) incurred by the Administrative Agent or Banc of America Securities LLC (including the reasonable fees and expenses of the Administrative Agent’s legal counsel), and all other fees and other amounts payable to the Administrative Agent or Banc of America Securities LLC, in each case in connection with the arrangement, negotiation, preparation, execution and delivery of this Amendment.
     SUBPART 3.8. Pledge of Finco Membership Interests. The Borrower shall have executed and delivered to the Administrative Agent an agreement, in form and substance satisfactory to the Administrative Agent, granting the Administrative Agent a first priority Lien in 100% of the outstanding membership interests of Finco (the “Finco Membership Interests”). The Borrower shall also grant a second priority Lien in the Finco Membership Interests to the Trustee under the Second Lien Indenture, in compliance with the terms thereof and the Intercreditor Agreement.

PART 4
MISCELLANEOUS
     SUBPART 4.1. Representations and Warranties. The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders that (a) after giving effect to this Amendment, (i) no Default or Event of Default exists under the Amended Credit Agreement or any of the other Loan Documents and (ii) the representations and warranties set forth in Article VI of the Existing Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date)).
     SUBPART 4.2. Reaffirmation of Loan Party Obligations. Each Loan Party hereby ratifies the Amended Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and (ii) that it is responsible for the observance and full performance of the Obligations. Without limiting the generality of the proceeding sentence, (i) the Parent as Guarantor restates that it guarantees the prompt payment when due of all Obligations, in accordance with, and pursuant to the terms of, Article IV of the Amended Credit Agreement and (ii) each of the Loan Parties agrees that all references in the Collateral Documents to the term “Secured Obligations” shall be deemed to include all of the obligations of the Loan Parties to the Lenders and the Administrative Agent, whenever arising, under the Amended Credit Agreement, the Collateral Documents or any of the other Loan Documents (including, but not limited to, any interest, expenses and cost and charges that accrue after the commencement by or against any Loan Party or any Affiliate thereof or any proceedings under any Debtor Relief Laws naming such Person as the debtor in such proceeding). Each Loan Party further represents and warrants to the Administrative Agent and the Lenders that (i) no Default or Event of Default exists as of the Amendment No. 1 Effective Date, and (ii) none of the Loan Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any Loan Party has any such claims, counterclaims, offsets, creditors or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders.
     SUBPART 4.3. Authorization; Enforceability. Each Loan Party hereby further represents and warrants that (i) it has taken all necessary corporate or other organization action to authorize the execution, delivery and performance of this Amendment; and (ii) this Amendment has been duly executed and delivered by each Loan Party, and this Amendment and the Amended Credit Agreement constitute the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with their terms, except as such enforceability may be subject to (a) applicable Debtor Relief Laws and (b) general principles of equity.
     SUBPART 4.4. Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.
     SUBPART 4.5. Instrument Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

     SUBPART 4.6. References in Other Loan Documents. At such time as this Amendment shall become effective pursuant to the terms of Part 4, all references in the Existing Loan Documents to the “Credit Agreement” and/or “First Lien Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.
     SUBPART 4.7. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
     SUBPART 4.8. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
     SUBPART 4.9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     SUBPART 4.10. Costs, Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration of this Amendment (including, without limitation, the fees and expenses of counsel to the Administrative Agent) in accordance with the terms of Section 11.04 of the Existing Credit Agreement.
     SUBPART 4.11. Authorization of Agent. Each of the undersigned Lenders hereby authorizes the Administrative Agent to execute and deliver, in its capacity as the Administrative Agent, (i) this Amendment, (ii) the side letter with Giuliani Capital Advisors LLC in connection with the delivery of the opinion pursuant to Subpart 3.3, (iii) that certain Supplement to Security and Pledge Agreement, of even date herewith, and related side letter agreement among the Borrower, the Administrative Agent, and the agent for the Receivables Financier, relating to the Borrower’s pledge of the Finco Membership Interests, and (iv) each of the Cash Management and Intercreditor Agreements, dated as of or hereafter this Amendment, among Finco, Bank of America, N.A. as the collateral agent and the administrative agent for the Receivables Financier, the Borrower, the Administrative Agent, and Bank of America, N.A. as the collateral agent under the Control Agreements (as defined in the documentation relating to the Permitted Receivables Financing) and each of the other documents reasonably incidental thereto. Each of the undersigned Lenders further hereby authorizes the Administrative Agent to cause the release of the Administrative Agent’s Liens on the Transferred Assets upon the effective date of each sale, transfer or other Disposition of the Transferred Assets pursuant to the terms of the Contribution and Sale Agreement, dated as of September 26, 2006 between the Borrower, as seller, and Finco, as purchaser.
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     Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	AMERICAN COLOR GRAPHICS, INC.
	By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	Senior Vice President / Chief Financial Officer & Secretary

GUARANTOR:	ACG HOLDINGS, INC.
	By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	Senior Vice President / Chief Financial Officer & Secretary

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent
	By:	/s/ Charles D. Graber
	Name:	Charles D. Graber
	Title:	Vice President